Exhibit 99.1

VITAMIN SHOPPE, INC. 2101 91st Street North Bergen, NJ 07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Third Quarter 2014 Results

•	Announces $50 Million Accelerated Share Repurchase Program

Third Quarter 2014 Highlights:

•	Total revenue increased 13.4%

•	E-commerce revenues increased 10.5%

•	Total comparable sales grew 3.8%

•	Fully diluted GAAP Earnings per Share of $0.40, or $0.47 per share excluding acquisition related costs

NORTH BERGEN, N.J., November 4, 2014 — Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer and manufacturer of nutritional products, today announced preliminary results for the three months ended September 27, 2014. Total net sales in the third quarter increased 13.4% to $308.9 million compared to $272.5 million in the same period of the prior year. Reported fully-diluted earnings per share in third quarter 2014 were $0.40, compared with $0.53 in third quarter 2013. Excluding non-operating items in both periods, adjusted earnings per share was $0.47 in third quarter 2014 and $0.53 in third quarter 2013.

Commenting on the quarter’s results, Tony Truesdale, Chief Executive Officer of the Company stated, “On the sales front, the supplements industry continues to cycle the impact from negative media and our comparable sales were at the low end of our expectations. Nevertheless, we once again delivered positive comparable sales growth for the quarter.”

Mr. Truesdale added, “We are pleased that our recent acquisition of Nutri-Force is performing as expected. By the second half of 2015 we will have anniversaried through the impacts of opening a new distribution center and the acquisition of Nutri-Force. These strategic initiatives were significant undertakings for the company and have positioned the Vitamin Shoppe to deliver long-term growth and provide value for our shareholders.”

Third Quarter 2014 Results

Sales growth in the quarter was driven by: 1) a 3.1% increase in comparable retail store sales, 2) growth from non-comp stores, 3) a 10.5% increase in e-commerce sales, and 4) manufacturing revenue of $17.2 million. Total comparable sales, which includes ecommerce sales, were 3.8%.

Cost of goods sold, which includes product, warehouse, distribution, manufacturing and store occupancy costs, increased $32.2 million, or 17.9%, to $211.6 million for the three months ended September 27, 2014, compared with $179.4 million for the three months ended September 28, 2013. The quarter included a $3.3 million charge from adjusting Nutri-Force inventory to fair value as part of purchase accounting.

Gross profit increased $4.2 million, or 4.6%, to $97.3 million for 2014 third quarter, compared with $93.1 million for third quarter 2013. Gross profit as a percentage of net sales was 31.5% for the quarter ended September 27, 2014, compared to 34.2% in third quarter 2013. The decrease was attributable to the impact of the Nutri-Force acquisition, shifts in product category sales mix, higher penetration of e-commerce sales and costs associated with the new distribution center.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising expense, depreciation and amortization, and other SG&A, increased $9.8 million, or 14.6%, to $76.7 million for the quarter ended September 27,

2014, compared with $67.0 million for the quarter ended September 28, 2013. SG&A reflects higher advertising, legal and payroll costs and includes approximately $0.3 million of acquisition-related integration costs. SG&A for third quarter 2013 included integration related expenses for Super Supplements of approximately $0.9 million. Reported SG&A as a percentage of net sales was 24.8% for third quarter 2014 compared with 24.6% in third quarter 2013. Excluding non-operating items for both periods, SG&A as a percent of revenue was 24.8% in third quarter 2014 and 24.3% in third quarter 2013.

Income from operations in third quarter 2014 of $20.5 million compared to $26.1 million in the same period of the prior year. As a percentage of net sales, income from operations was 6.7% for third quarter 2014 compared with 9.6% for third quarter 2013. Adjusted for non-operating costs of goods sold and SG&A items in both periods, income from operations as a percentage of sales was 7.8% in third quarter 2014 and 9.9% in third quarter 2013.

Net income was $12.2 million for third quarter 2014 compared to $16.3 million in the same period of the prior year. Reported earnings per diluted share were $0.40 in third quarter 2014 compared with $0.53 in third quarter 2013. Third quarter 2014 includes an estimated $0.07 per share of acquisition-related items. The third quarter 2013 included an estimated $0.02 per share impact related to the Super Supplements acquisition offset by a benefit from a lower effective tax rate of $0.02 per share, which primarily reflects the reversal of charges previously recorded related to uncertain tax positions due to the expiration of applicable statutes of limitation.

Balance Sheet and Cash Flow

Cash and equivalents at September 27, 2014 were $32.2 million and the company has no debt. Capital expenditures were $11.8 million in the quarter. Funds were expended on new stores, remodels as well as computer equipment for new stores.

During the quarter, the company repurchased 201,000 shares of its common stock for a total purchase price of $7.8 million.

Subsequent Event

On November 4, 2014, the Company announced that it has entered into an agreement with JPMorgan Chase Bank, N.A. to repurchase $50 million of the Company’s common stock under an accelerated stock repurchase program (ASR). The ASR is part of the Vitamin Shoppe’s previously Board-approved $100 million share repurchase program announced on August 5, 2014. The company will fund the ASR with cash on hand and an existing credit facility.

Outlook

Management expects the following for 2014:

•	Approximately 60 new stores

•	Total comparable sales growth, including e-commerce, of approximately 4% for the year

•	EBIT margin decline of approximately 100 basis points compared to 2013

•	Capital expenditures of approximately $40 million

Preliminary 2015 Outlook

Management expects the following for 2015:

•	Approximately 60 new stores

•	Total comparable sales growth, including e-commerce, of 3% - 5% for the year

•	EBIT margin similar to 2014. The first half will be negatively impacted by the inclusion of NutriForce’s results, offset by improvement in the second half.

Webcast

Management will host a conference call to discuss the third quarter 2014 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. A telephonic replay will be available beginning at 11:30 a.m. ET on November 4, 2014 and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The passcode for the replay is 6922679. The replay will be available until 11:59 p.m. ET on November 11, 2014. The webcast will also be archived on the company’s website at www.vitaminshoppe.com in the investor relations section.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM , Next StepTM, Betancourt and Nutri-Force Sports® brands. The Vitamin Shoppe conducts business through more than 700 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its websites, www.VitaminShoppe.com and www.supersup.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms, the availability of raw materials, compliance with regulations, certifications and best practices with respect to the development, manufacture, sales and marketing of the company’s products and other factors which are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by law.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Biango
646-912-3844	201-552-6017
ir@vitaminshoppe.com	meghan.biango@vitaminshoppe.com

TABLE 1

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Net sales	$308,910	$272,472	$922,964	$831,042
Cost of goods sold	211,616	179,419	613,294	539,090

Gross profit	97,294	93,053	309,670	291,952
Selling, general and administrative expenses	76,745	66,951	226,708	200,585

Income from operations	20,549	26,102	82,962	91,367
Interest expense, net	140	164	325	375

Income before provision for income taxes	20,409	25,938	82,637	90,992
Provision for income taxes	8,212	9,670	33,005	35,665

Net income	$12,197	$16,268	$49,632	$55,327

Weighted average common shares outstanding
Basic	30,332,506	30,011,914	30,327,800	29,967,212
Diluted	30,710,564	30,535,129	30,767,854	30,504,210
Net income per common share
Basic	$0.40	$0.54	$1.64	$1.85
Diluted	$0.40	$0.53	$1.61	$1.81

TABLE 2

VITAMIN SHOPPE, INC. AND SUBSIDIARY

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Net sales:
Retail	$260,324	$243,909	$802,378	$743,188
Direct	31,337	28,563	99,148	87,854
Manufacturing	19,933	—	24,947	—

Segment net sales	311,594	272,472	926,473	831,042
Elimination of intersegment revenues	(2,684)	—	(3,509)	—

Net sales	$308,910	$272,472	$922,964	$831,042

Income from operations:
Retail	$45,919	$47,386	$154,355	$153,615
Direct	4,931	5,425	17,716	16,537
Manufacturing	(2,141)	—	(3,012)	—
Corporate costs	(28,160)	(26,709)	(86,097)	(78,785)

Income from operations	$20,549	$26,102	$82,962	$91,367

Increase in total comparable net sales	3.8%	3.5%	4.2%	4.1%
Increase in comparable store net sales	3.1%	2.6%	3.1%	3.1%

Gross profit as a percent of net sales	31.5%	34.2%	33.6%	35.1%
Income from operations as a percent of net sales	6.7%	9.6%	9.0%	11.0%

Capital Expenditures	$11,783	$8,516	$30,801	$32,353
Depreciation and Amortization	$8,613	$6,948	$25,060	$20,012

Acquisition and integration costs	$289	$868	$4,295	$3,859
Insurance recoveries from Superstorm Sandy	$—	$—	$—	$1,079

Store Data:
Stores open at beginning of period	678	630	659	579
Stores opened	23	10	44	33
Stores acquired	—	—	—	31
Stores closed	—	—	(2)	(3)

Stores open at end of period	701	640	701	640

Total retail square footage at end of period (in thous)	2,523	2,334	2,523	2,334

TABLE 3

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 27,	December 28,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$32,161	$74,036
Accounts receivable, net of allowance of $1,051 in 2014	10,105	—
Inventories	192,032	163,921
Prepaid expenses and other current assets	45,801	37,228

Total current assets	280,099	275,185
Property and equipment, net of accumulated depreciation and amortization of $231,270 and $207,928 in 2014 and 2013, respectively	138,293	120,142
Goodwill	243,756	210,633
Other intangibles, net	89,425	71,264
Other assets	2,832	4,840

Total assets	$754,405	$682,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,811	$39,106
Accrued expenses and other current liabilities	76,364	63,738

Total current liabilities	112,175	102,844
Deferred income taxes	16,812	11,588
Deferred rent	38,942	36,032
Other long-term liabilities	710	3,260
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at September 27, 2014 and December 28, 2013	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,925,439 shares issued and 30,870,071 shares outstanding at September 27, 2014, and 30,531,550 shares issued and 30,525,234 shares outstanding at December 28, 2013	309	305
Additional paid-in capital	312,441	302,314
Treasury stock, at cost; 55,368 shares at September 27, 2014 and 6,316 shares at December 28, 2013	(2,600)	(280)
Accumulated other comprehensive loss	(103)	(86)
Retained earnings	275,719	226,087

Total stockholders’ equity	585,766	528,340

Total liabilities and stockholders’ equity	$754,405	$682,064

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